EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Fourth Quarter and Full Year 2019 Financial Results

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., March 05, 2020 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies and the utilization of novel biomarkers to enhance patient selection, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2019.

“In 2019, we continued to efficiently advance our pipeline and exited the year with three candidates in clinical trials,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We have presented updated data for each of these programs at major medical meetings and our academic collaborators are beginning to publish data from our studies in peer-reviewed journals, including a key publication for ciforadenant, our most advanced product, in Cancer Discovery in January. This article presented results demonstrating responses in patients with advanced refractory renal cell cancer and also reported on the identification of the Adenosine Gene Signature, a novel predictive biomarker.”

“We presented data from our ongoing Phase 1/1b clinical trial with ciforadenant in prostate cancer at the American Society of Clinical Oncology Genitourinary Cancer Symposium (ASCO GU) meeting in February 2020 and on CPI-818 at the T-Cell Lymphoma Forum in January 2020. We look forward to reporting more mature data from these trials during the year.”

Recent Achievements

CPI-444: A2A Receptor Antagonist of Adenosine

  Publication of peer-reviewed study in Cancer Discovery covering results in 68 patients with advanced refractory renal cell cancer (RCC) treated with ciforadenant monotherapy and in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody. The publication describes the discovery of the Adenosine Gene Signature, which was shown in the study to identify patients most likely to respond to treatment with ciforadenant. In the study, for patients with available tumor biopsies, Adenosine Gene Signature positive patients had a 17% overall response rate by RECIST criteria vs 0% in Adenosine Gene Signature negative patients.
  Enrolled additional patients (25 to date) with advanced refractory RCC in an amended Phase 1b/2 clinical trial evaluating ciforadenant in combination with Tecentriq intended to further evaluate the findings of the 68 patient study published in Cancer Discovery. To date, the results appear consistent with earlier results that Adenosine Gene Signature positive patients are more likely to respond to ciforadenant.
  Presentation of safety and preliminary efficacy data in 35 patients with advanced refractory metastatic castrate resistant prostate cancer (mCRPC) treated with ciforadenant monotherapy and in combination with Tecentriq at the ASCO GU Cancer Symposium in February 2020.  The preliminary data indicated that ciforadenant is active in mCRPC, and that the Adenosine Gene Signature correlated with CD73 expression in tumor biopsies.

CPI-006: Anti-CD73 Antibody

  Oral presentation summarizing the safety and immunologic effects of CPI-006 in a phase 1/1b clinical trial at the Society for Immunotherapy of Cancer (SITC) in November 2019. The presentation reported the in vivo effects of CPI-006 on B-cell activation, function and migration, supporting a new immuno-oncology approach with CPI-006 via activation of immune cells and the inhibition of adenosine production.
  The trial will enroll up to 350 patients with advanced cancer evaluating CPI-006 as a single agent and in combination with ciforadenant or pembrolizumab.
  Selected recommended dose of 18 mg/kg, or a fixed dose of 1200 mg, and initiated the disease expansion phase in the monotherapy and in combination with ciforadenant arms of the study. CPI-006 was well tolerated at all levels, with no dose limiting toxicities (doses ranged from 1 to 18 mg/kg).
  Initiated enrollment in the combination cohort of CPI-006 and pembrolizumab.
  Preliminary anti-tumor activity has been seen in mCRPC and renal cell cancer using monotherapy and in combination with ciforadenant.

CPI-818: A small molecule ITK inhibitor

  Presentation of safety, pharmacokinetics and immunologic effects of CPI-818 in patients with refractory T-cell lymphomas in a poster at the American Society of Hematology (ASH) annual meeting in December 2019 and in an oral session at the T-Cell Lymphoma Forum in January. These studies demonstrated that CPI-818 blocked proliferation of lymphoma cells in vitro.
  The presentation at the T-Cell Forum reported on Phase 1 data in 16 patients. No dose limiting toxicities were observed at doses up to 600 mg oral, twice per day. Two patients with cutaneous T-cell lymphoma (CTCL) have shown improvement and 11 patients remained on the study as of the data cut-off date of January 2020.
  Receptor occupancy studies indicate that complete occupancy may occur with doses of 600 mg twice per day.

Financial Results
As of December 31, 2019, Corvus had cash, cash equivalents and marketable securities totaling $78.0 million.  This amount compared to cash, cash equivalents and marketable securities of $114.6 million at December 31, 2018.  Corvus expects full year 2020 net cash used in operating activities to be between $39 million and $42 million.

Research and development expenses for the three months and full year ended December 31, 2019 totaled $8.9 million and $38.0 million, respectively, compared to $8.4 million and $38.6 million for the same periods in 2018.  In the fourth quarter of 2019, the increase of $0.5 million was primarily due to an increase in outside CPI-006 and CPI-818 costs, partially offset by a decrease in outside ciforadenant costs.  For the full year 2019, the decrease of $0.6 million was primarily due to a decrease in outside ciforadenant costs, partially offset by an increase in outside CPI-006 and CPI-818 costs and an increase in personnel costs.

The net loss for the three months and year ended December 31, 2019 was $11.0 million and $46.7 million, respectively, compared to $10.5 million and $46.9 million for the same periods in 2018. Total stock compensation expense for the three months and year ended December 31, 2019 was $1.7 million and $7.3 million, respectively, compared to $1.8 million and $7.1 million for the same periods in 2018.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, March 5, 2020, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the fourth quarter 2019 financial results. The conference call can be accessed by dialing 1-800-263-0877 (toll-free domestic) or 1-720-543-0197 (international) and using the conference ID 3380789. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days following the call.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidates are ciforadenant (CPI-444), a small molecule inhibitor of the A2A receptor, and CPI-006, a humanized monoclonal antibody directed against CD73 that exhibits immunomodulatory activity and blockade of adenosine production. These product candidates are being studied in ongoing Phase 1/1b and Phase 1b/2 clinical trials in patients with a wide range of advanced solid tumors. Ciforadenant is being evaluated in a successive expansion cohort Phase 1b/2 trial examining its activity both as a single agent and in combination with an anti-PD-L1 antibody. CPI-006 is being evaluated in a multicenter Phase 1/1b clinical trial as a single agent, in combination with ciforadenant, and in combination with pembrolizumab. The Company’s third clinical program, CPI-818, an oral, small molecule drug that has been shown to selectively inhibit ITK, is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. For more information, visit www.corvuspharma.com.

About Ciforadenant
Ciforadenant (CPI-444) is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

Adenosine Gene Signature
The adenosine gene signature is a biomarker that reflects adenosine induced immunosuppression in the tumor.  These genes express chemokines that recruit myeloid cells including immunosuppressive tumor associated macrophages, which are thought to mediate resistance to anti-PD(L)1 treatment. To date, in our clinical trial of renal cell cancer, this biomarker has been associated with a higher rate of response to ciforadenant.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. This antibody also possesses immunomodulatory activity resulting in activation of lymphocytes and effects on lymphocyte trafficking, which are independent of adenosine.  In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of ciforadenant, CPI-006, and CPI-818, the Company’s ability to identify and utilize the adenosine gene signature for purposes of its clinical trials, including the Company’s Phase 1b/2 clinical trial of ciforadenant, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1b/2 clinical trial of ciforadenant, the Company’s Phase 1/1b clinical trial of CPI-006,  the Company’s Phase 1/1b clinical trial of CPI-818, the suitability of dosing regimen selected for clinical trials, and expected cash needs and operating expenses for the full year 2020. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on October 29, 2019, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ciforadenant, CPI-006 and CPI-818; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC. CONDENSED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Operating expenses:
Research and development	$8,920	$8,394	$37,975	$38,586
General and administrative	2,520	2,777	10,879	10,636
Total operating expenses	11,440	11,171	48,854	49,222
Loss from operations	(11,440)	(11,171)	(48,854)	(49,222)
Interest income and other expense, net	393	662	2,182	2,283
Net loss	$(11,047)	$(10,509)	$(46,672)	$(46,939)
Net loss per share, basic and diluted	$(0.38)	$(0.36)	$(1.59)	$(1.71)
Shares used to compute net loss per share, basic and diluted	29,395,400	29,247,413	29,349,810	27,509,960

CORVUS PHARMACEUTICALS, INC. CONDENSED BALANCE SHEETS (in thousands)

			Year ended December 31,
			2019	2018
Assets
Cash, cash equivalents and marketable securities			$77,982	$114,597
Operating lease right-of-use asset			2,327	—
Other assets			3,337	3,635
Total assets			$83,646	$118,232
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities			$9,347	$7,896
Operating lease liability			3,188	—
Stockholders' equity			71,111	110,336
Total liabilities and stockholders' equity			$83,646	$118,232

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1 213-262-9390
sseapy@purecommunications.com